EXHIBIT 95

MINE SAFETY DISCLOSURE

On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Act, was enacted. Section 1503 of the Act contains new reporting requirements regarding mine safety. The operation of our quarries is subject to regulation by the federal Mine Safety and Health Administration, or MSHA, under the Federal Mine Safety and Health Act of 1977, or the Mine Act. Set forth below is the required information regarding certain mining safety and health matters for the three month period ended December 31, 2012 for our locations with reportable information. In evaluating this information, consideration should be given to factors such as: (i) the number of citations and orders will vary depending on the size of the quarry, (ii) the number of citations issued will vary from inspector-to-inspector and mine-to-mine, and (iii) citations and orders can be contested and appealed, and in that process, may be reduced in severity and amount, and are sometimes dismissed.

Mine or Operating Name/MSHA Identification Number	Section 104 S&S Citations	Section 104(b) Orders	Section 104(d) Citations and Orders	Section 110(b)(2) Violations	Section 107(a) Orders	Total Dollar Value of MSHA Assessments Proposed	Total Number of Mining Related Fatalities	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period		Legal Actions Initiated During Period		Legal Actions Resolved During Period
American Gypsum Company Albuquerque, NM (2900181)	0	0	0	0	0	$0	0	no	no	0		0		0
American Gypsum Company Duke, OK (3400256)	0	0	0	0	0	$0	0	no	no	0		0		0
American Gypsum Company Eagle, CO (0503997)	0	0	0	0	0	$100	0	no	no	0		0		0
Central Plains Cement Company Sugar Creek, MO (2302171)(1)	0	0	0	0	0	$300	0	no	no	0	(2)	0	(2)	0	(2)
Central Plains Cement Company Sugar Creek, MO (2300158)(1)	0	0	0	0	0	$0	0	no	no	0	(2)	0	(2)	0	(2)
Centex Materials Buda, TX (4102241)	0	0	0	0	0	$0	0	no	no	0		0		0
Illinois Cement Company LaSalle, IL (1100003)	0	0	0	0	0	$0	0	no	no	0		0		0
Talon Concrete and Aggregates Sugar Creek, MO (2302239)(1)	0	0	0	0	0	$0	0	no	no	0	(2)	0	(2)	0	(2)
Talon Concrete and Aggregates Sugar Creek, MO (2302211)(1)	0	0	0	0	0	$0	0	no	no	0	(2)	0	(2)	0	(2)
Mountain Cement Company Laramie, WY (4800007)	0	0	0	0	0	$0	0	no	no	3	(4)	0		0
Mountain Cement Company Laramie, WY (4800529)	1	0	0	0	0	$238	0	no	no	0		0		0
Nevada Cement Company Fernley, NV (2600015)	2	0	0	0	0	$62,134	0	no	no	6	(5)	2	(6)	0
Texas Lehigh Cement Company Buda, TX (4102781)	0	0	0	0	0	$0	0	no	no	0		0		0
Central Plains Cement Company Tulsa, OK (2300158)(1)	0	0	0	0	0	$0	0	no	no	0	(2)	0	(2)	0	(2)
Western Aggregates Yuba, CA (0404950)	0	0	0	0	0	$0	0	no	no	0		0		0

(1)	On November 30, 2012, Eagle Materials Inc. acquired from Lafarge North America Inc. and related sellers certain assets, including this facility and began operating the facility on December 1, 2012.
(2)	Eagle Materials Inc. has no information as to any legal actions initiated prior to the acquisition on November 30, 2012. Pursuant to the agreement governing the November 30, 2012 acquisition, Eagle Materials Inc. assumed specific reclamation obligations with respect to the purchased real property, and Lafarge North America Inc. and the related sellers retained all other liabilities arising out of the operation of the facilities prior to December 1, 2012.
(4)	Of the 3 legal actions pending as of the last day of the period, 1 is a pre-penalty contest and 2 are penalty contests.
(5)	The 6 legal actions were penalty contests.
(6)	The 2 legal actions were penalty contests.